Investors May Contact:

Keith R. Style

V.P.-Finance and Investor Relations

(212) 885-2530
investor@asburyauto.com

Reporters May Contact:
Stephanie Lowenthal
RF|Binder Partners
(212) 994-7619
stephanie.lowenthal@rfbinder.com

Asbury Automotive Group Appoints Juanita T. James to Board of Directors

NEW YORK, October 23, 2007 -- Asbury Automotive Group, Inc. (NYSE: ABG), one of the largest automotive retail and service companies in the U.S., announced today that Juanita T. James has been appointed to the Company's board of directors. The appointment, which is effective immediately, brings the size of Asbury's board to 11 members.

"We are very pleased to welcome Juanita to Asbury's board," said Charles R. Oglesby, Asbury's President and CEO. "She brings with her an exceptional breadth of experience from major corporations in positions ranging from direct marketing and communications to human resources and finance. We are confident that Juanita will add a valuable new perspective to our team."

Ms. James, 55, is currently Chief Communications Officer for Pitney Bowes Inc., with broad responsibility for the company's integrated marketing strategy, emerging media strategy and development, brand management, public/media and investor relations, and corporate philanthropy. Before joining Pitney Bowes in 1999, she was with Doubleday Direct, Inc., where she was Executive Vice President-Marketing and Editorial. Earlier in her career, Ms. James spent 20 years with Time Warner, Inc., progressing through a series of senior positions at Time Life Libraries and Book-of-the-Month Club. She served as a director of The Rouse Company for 15 years prior to its acquisition by General Growth Properties.

Ms. James holds a Master's Degree from Columbia University's Graduate School of Business Program, and earned her Bachelor's Degree from Princeton University. She resides in Stamford, Connecticut with her husband and their son.

About Asbury Automotive Group

Asbury Automotive Group, Inc. ("Asbury"), headquartered in New York City, is one of the largest automobile retailers in the U.S. Built through a combination of organic growth and a series of strategic acquisitions, Asbury currently operates 93 retail auto stores, encompassing 124 franchises for the sale and servicing of 35 different brands of American, European and Asian automobiles. Asbury offers customers an extensive range of automotive products and services, including new and used vehicle sales and related financing and insurance, vehicle maintenance and repair services, replacement parts and service contracts.

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